                                                                    EXHIBIT 10.5



                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("AGREEMENT") is made and entered into as of this 17th day of August, 2005, by and between PACIFIC CONTINENTAL BANK, an Oregon banking corporation (the "BANK") and MICHAEL GABERMAN ("EXECUTIVE"). This Agreement will be effective as of the Effective Date determined pursuant to the Plan and Agreement of Merger dated as of the date hereof among Pacific Continental Corporation (the "COMPANY"), the Bank, NWB Financial Corporation and Northwest Business Bank (the "MERGER AGREEMENT"). If the Merger Agreement is terminated for any reason, this Agreement will be null and void and of no effect.

                                    RECITALS

   A. Executive is employed by Northwest Business Bank in a senior executive management capacity, presently holding the position of Senior Vice President and Manager of Commercial Lending.

   B. The Bank desires to employ Executive, and Executive wishes to accept such employment, from and after the Effective Date pursuant to the terms set forth in this Agreement.

                                    AGREEMENT

1)       DEFINITIONS.

         a)    Cause. "CAUSE" means any one or more of the following:

               i. Removal or discharge of Executive pursuant to order of any federal banking authority;

               ii. Executive perpetrates fraud, material dishonesty, or other act of material misconduct in the rendering of services to the Company or the Bank or to customers of the Company or the Bank, or if Executive engages in conduct which, in the opinion of the Board of Directors, materially interferes with the performance of Executive's duties or harms the reputation of the Company or the Bank by reason of the adverse reaction of the community to such conduct;

               iii. Executive conceals from, or knowingly fails to disclose to, any federal banking regulatory authority or the Board of Directors any material matters affecting the viability of the Company or the Bank; or

               iv. Executive fails (or refuses) to faithfully or diligently perform any of the usual and customary duties of his employment and either fails to remedy the lapse or formulate a plan for its correction with the Company or the Bank (if such failure is not susceptible to immediate correction) within thirty (30) days after notice to Executive explaining in detail the allegations and recommended correction.

Notwithstanding the foregoing, Executive shall not be terminated without:

            (a) Ten days written notice setting forth Company's intention to terminate for Cause;

            (b) An opportunity for Executive to rebut termination for Cause within five business days after receiving notice; and

            (c) A final finding, in good faith, by the Board of Directors that
               Cause existed.

         b) Change in Control Agreement. "CHANGE IN CONTROL AGREEMENT" means the Change in Control/Salary Continuation Agreement dated as of the date hereof among the Company, the Bank and Executive.

         c) Compensation. "COMPENSATION" means Executive's current base compensation, together with the maximum potential bonus amount payable as set forth in Section 7 of this Agreement.

         d) Good Reason. "GOOD REASON" means only any one or more of the following:

            i. Reduction of Executive's base salary or elimination of any significant compensation or benefit plan benefiting Executive, unless the reduction or elimination is generally applicable to substantially all similarly situated employees (or similarly situated employees of a successor or controlling entity of the Company or the Bank) formerly benefited;

            ii. The assignment to Executive without his consent of any authority or duties materially inconsistent with Executive's position as of the date of the Effective Date of this Agreement; or

            iii. A relocation or transfer of Executive's principal place of employment that would require Executive to commute on a regular basis more than 30 miles each way from his present place of employment.

         e) Trade Secret. "TRADE SECRET" means information, including a drawing, cost data, customer list, formula, pattern, compilation, program, device, method, technique or process that:

            i. Derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and

            ii. Is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         f) Other Terms. Other defined terms shall have the meaning specifically assigned to them elsewhere in this Agreement.

2) TERM OF AGREEMENT. The term of this employment agreement is one (1) year, commencing on the Effective Date (the "TERM").

3) EMPLOYMENT. The Bank will continue Executive's employment during the Term, and Executive accepts employment by the Bank on the terms and conditions set forth in this Agreement. Executive's title will be Senior Vice President, Relationship Banking Manager.

4) REPORTING AND DUTIES OF EXECUTIVE. Executive will report directly to the Bank's Director of Seattle Operations and will serve on the Bank's Planning Committee. Executive will be responsible for business development in the greater Seattle area and, in such capacity, will promote the Bank's products and services to both loan and deposit prospects primarily in community-based businesses, professional service groups and not-for-profit businesses. Executive's responsibilities will including managing the Bank's Relationship Banking Officers and Relationship Banking Assistants and such other duties that are consistent with his title and position.

5) COMMITMENT OF EXECUTIVE. Executive will use his best efforts to perform his duties and will devote full time and attention to these duties during working hours. Executive may engage in non-bank business activities with prior approval of the Bank's Board of Directors, which approval will not be unreasonably withheld.

6) SALARY. Executive will initially receive an annual base salary of $113,850, to be paid in accordance with the Bank's regular payroll schedule. The Bank's Compensation Committee will first review and adjust Executive's salary on August 16, 2006, and thereafter, in connection with its performance review on an annual basis, with the next regularly scheduled salary adjustment to be effective March 1, 2007. Extraordinary service may be recognized with unscheduled salary adjustments, but such adjustments are only made upon the recommendation of the Bank's CEO and at the discretion and with the approval of the Bank's Compensation Committee.

7) BONUS. Bonuses are determined annually by the Bank's Board of Directors, in accordance with the bonus plan currently in effect. Executive's maximum bonus potential will be 25% of current salary.

8) STOCK OPTIONS. On the Effective Date, Executive will receive an option to acquire 10,000 shares of Company common stock. Subsequent option grants will be discretionary and will be determined by the Bank's board of directors based on title and criteria applicable to all other the Bank employees. All options will have a five (5) year expiration period, and will vest in four equal installments (25% per year), with the first vesting occurring on the date of grant. The terms of the options shall be governed by the Company's current Stock Option Plan.

9) VACATION AND BENEFITS. Executive is eligible for five weeks of paid vacation per year. Generally, all paid vacation must be taken in the year accrued. Additional benefits include health, life, disability and 401(k) retirement benefits as provided under the Bank's current plans (however, it is expected the Bank will continue the Bank's 401(k) plan through 2005), subject to annual revision. Medical and dental plans currently provide that the Bank pays 100% of the premiums for Executive and 50% of the premiums for Executive's dependents. The Bank will continue to pay current dues for the athletic club membership currently held by Executive, and the Bank will provide a monthly parking stipend covering 100% of Executive's parking. Consistent with Company policies, Company will reimburse Executive for business mileage and business cell phone.

10) TERMINATION AND SEVERANCE PROVISIONS.

   a) Termination By Bank for Cause. If the Bank terminates Executive's employment for Cause before this Agreement terminates, the Bank will pay Executive the salary earned and expenses reimbursable under this Agreement incurred through the date of his termination. Executive will have no right to receive compensation or other benefits for any period after termination under this Section 10(a).

   b) Other Termination By Bank. If the Bank terminates Executive's employment without Cause before this Agreement terminates, or Executive terminates his employment for Good Reason, then the Bank will pay Executive a lump sum payment equal to the greater of (i) one-half (0.5 times) Executive's Compensation, or (ii) the Compensation to which Executive would have otherwise been entitled for the remainder of the Term.

   c) Death or Disability. This Agreement terminates (1) if Executive dies or
      (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 90 consecutive days as a result of a physical or mental disability arising at any time during the term of this Agreement, unless with reasonable accommodation Executive could continue to perform his duties under this Agreement and making these accommodations would not pose an undue hardship on the Bank. Disability shall be determined by the definition and procedure set forth in the Company disability insurance plan. If termination occurs under this Section 10(c), Executive or his estate will be entitled to receive all compensation and benefits earned and expenses reimbursable through the date Executive's employment terminated.

   d) Return of Bank Property. If and when Executive ceases, for any reason, to be employed by the Bank, Executive must return to the Bank all keys, pass cards, identification cards and any other property of the Bank or the Company. At the same time, Executive also must return to the Bank all materials relating to Trade Secrets of the Bank or the Company, whether in hard copy, electronic or other form. The obligations in this paragraph include the return of documents and other materials that may be in his desk at work, in his car, in place of residence, or in any other location under his control.

   e) Limitation on Payment. Notwithstanding anything in this Agreement to the contrary, if the total of the payments to be received under this Agreement, together with any other payments or benefits received from the Company or the Bank (including under the Change in Control Agreement), will be an amount that would cause them to be a "parachute payment" within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended (the "PARACHUTE PAYMENT AMOUNT"), then the sum of the payments to Executive shall be reduced so that the total amount thereof is $1 less than the Parachute Payment Amount.

11) NONCOMPETITION. Except as otherwise expressly provided in this Agreement, Executive will not become involved with a Competing Business or serve, directly or indirectly, a Competing Business in any manner, including, without limitation, as a shareholder, member, partner, director, officer, manager, investor, organizer, "founder," employee, consultant, or agent; provided, however, that Executive may acquire and passively own an interest not exceeding 2% of the total equity interest in a Competing Business. For purposes of this Agreement, the term "COMPETING BUSINESS" means any financial service institutions, including without limitation banks, insurance companies, leasing companies, mortgage companies, and brokerage firms that engage in business within King County, Washington and such other markets in which the Bank or the Company may have offices at the time of separation. The provisions of this Section 11 will apply while Executive is employed by the Bank and for a period equal to the greater of (a) six (6) months after the date of separation or (b) if Executive receives a payment pursuant to Section 10(b)(ii) of this Agreement, then for the remainder of the Term. Notwithstanding the foregoing, if Executive is entitled to a payment under Section 10(b)(ii), Executive may forego such payment and be released from this noncompetition restriction.

12) NONSOLICITATION. During the term of the noncompetition provision set forth in Section 11, Executive will not, directly or indirectly, persuade or entice, or attempt to persuade or entice (i) any employee of the Bank or the Company to terminate his/her employment with the Bank or the Company, or
    (ii) any person or entity to terminate, cancel, rescind or revoke its business or contractual relationships with the Bank or the Company.

13) CONFIDENTIALITY. Executive will not, after the date this Agreement is signed, including during and after its term, use for his own purposes or disclose to any other person or entity any Trade Secret of the Bank or the Company.

14) ENFORCEMENT.

   a) Executive and the Bank stipulate that, in light of all of the facts and circumstances of the relationship between Executive and the Bank, the agreements referred to in Sections 11, 12 and 13 (including without limitation their scope) are fair and reasonably necessary for the protection of the Bank's goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and the Bank request the court to reform these provisions to the maximum extent that the court finds enforceable.

      Executive acknowledges that the Bank will suffer immediate and irreparable harm that will not be compensable by damages alone, if Executive repudiates or breaches any of the provisions of Sections 11, 12 or 13 or threatens or attempts to do so. For this reason, under these circumstances, the Bank, in addition to and without limitation of any other rights, remedies or damages available to them at law or in equity, will be entitled to obtain temporary, preliminary, and permanent injunctions in order to prevent or restrain the breach, and the Bank will not be required to post a bond as a condition for the granting of this relief.

15) ARBITRATION. Except for as set forth in Section 14 of this Agreement, at either the Bank's or Executive's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees. All proceedings will be held at a place designated by the arbitrator in King County, Washington. The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

16) WITHHOLDING. All payments required to be made by the Bank hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

17) MISCELLANEOUS PROVISIONS.

   a) Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter. Notwithstanding the preceding sentence, the terms of this Agreement are separate from and do not supercede the terms of the Change in Control Agreement (except as set forth in Section 10(e) of this Agreement).

   b) Binding Effect. This Agreement will be binding and enforceable against, and will inure to the benefit of, the heirs, legal representatives, successors and assigns of the Bank and Executive.

   c) Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party's waiver of the other party's breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

   d) Amendment. This Agreement may be modified only through a written instrument signed by both parties.

   e) Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

   f) Counsel Review. Executive acknowledges that he has had the opportunity to consult with independent counsel with respect to the negotiation, preparation, and execution of this Agreement.

   g) Governing Law and Venue. This Agreement will be governed by and construed in accordance with Washington law, except to the extent that federal law may govern certain matters. The parties must bring any legal proceeding arising out of this Agreement in King County, Washington.

   h) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

   i) Assignability. The Bank may assign this Agreement and its rights hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Bank may hereafter merge or consolidate or to which the Bank may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder.


                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

This Employment Agreement is effective as of the date first set forth above.


                                                PACIFIC CONTINENTAL BANK


                                                By     /s/ Hal Brown
                                                   -----------------------------

                                                Its    CEO
                                                    ----------------------------



                                                EXECUTIVE:


                                                       /s/ Michael Gaberman
                                                --------------------------------
                                                Michael Gaberman


Agreed to and ratified as of the date first set forth above.


                                                PACIFIC CONTINENTAL CORPORATION


                                                By     /s/ Hal Brown
                                                   -----------------------------

                                                Its    CEO
                                                   -----------------------------